News Release

Contact:
Anne Roman
On Behalf of Finish Line
419-724-9900 x245

Finish Line Board Elects New Director Mark S. Landau

Indianapolis, January 29, 2010 – The Board of Directors of The Finish Line, Inc., (Nasdaq: FINL) today announced that Mark S. Landau has been elected as a new Director.

Landau, 52, is managing director and a member of the investment committee at Goldenbridge Advisors in New York, a venture that invests in commercial real estate debt.

Prior to joining Goldenbridge, Landau was with Merrill Lynch for 14 years, serving in a variety of management positions including his most recent post as managing director, senior relationship manager, investment banking, financial sponsors and hedge fund coverage. For 10 years prior, he served as managing director, senior relationship manager, investment banking and real estate. Landau also created the European real estate investment banking group for Merrill Lynch.

He is a 1982 graduate of New York University Law School and earned a bachelor’s degree in economics from the University of Pennsylvania in 1979, where he was elected to Phi Beta Kappa and was a Benjamin Franklin Scholar.

“Mark’s decades of expertise in investment banking and real estate will be of tremendous value to our board as we continue to guide the growth of The Finish Line,” said Board Chairman Alan Cohen. “We look forward to his contributions and welcome Mark to the Board.”

About The Finish Line
The Finish Line, Inc. is a premium athletic footwear store and one of the nation’s largest mall-based specialty retailers, offering a large selection of performance and everyday sport footwear, apparel and accessories for men, women and kids. The Finish Line, Inc. is publicly traded on the NASDAQ Global Select Market under the symbol FINL. The company operates 671 Finish Line stores in 47 states and offers online shopping at www.finishline.com.

Forward-Looking Statements
Certain statements contained in this press release regard matters that are not historical facts and are forward-looking statements (as such term as defined in the rules promulgated pursuant to the Securities Act 1933, as amended). Because such forward-looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements.

Other factors that could cause results of the company to differ materially include, but are not limited to: changing consumer preferences; the company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the company’s stores; the loss of key employees; the effect of economic conditions including conditions resulting from the current turmoil in the financial services industry, depressed demand in the housing market and unemployment rates; management of growth, the outcome of litigation, and the other risks detailed in the company’s Securities and Exchange Commission filings.

The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.